      As filed with the Securities and Exchange Commission on May 26, 1995.

                                                       Registration No. 33-58309

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           ---------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              COMMNET CELLULAR INC.
             (Exact name of registrant as specified in its charter)
                           --------------------------
     Colorado                                           84-0924904
     (State or other juris-                         (I.R.S. Employer
     diction of incorporation                       Identification No.)
     or organization)
                           --------------------------
                         5990 Greenwood Plaza Boulevard
                           Englewood, Colorado  80111
                                 (303) 694-3234
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                              Amy M. Shapiro, Esq.
                       Vice-President and General Counsel
                              CommNet Cellular Inc.
                         5990 Greenwood Plaza Boulevard
                            Englewood, Colorado 80111
                                 (303) 694-3234
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement depending upon market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/
                           --------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                    SUBJECT TO COMPLETION, DATED MAY 25, 1995

                                 330,000 Shares

                              COMMNET CELLULAR INC.

                                  Common Stock
                           --------------------------

     This Prospectus covers the resale by certain holders (the "Selling Securityholders") of up to 330,000 shares of common stock, par value $.001 per share (the "Common Stock"), of CommNet Cellular Inc., a Colorado corporation (the "Company") which were or are to be issued by the Company to the Selling Securityholders upon conversion of up to $4,950,000 in aggregate principal amount of the Company's 8.75% Convertible Subordinated Notes due 2001.

     The Common Stock is listed on the NASDAQ National Market under the trading symbol "CELS." On May 22, 1995, the last reported sale price of the Common Stock was $26.50.

     The Company will not receive any of the proceeds from the sale of the shares by the Selling Securityholders. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments will be borne by the Company.

     See "Risk Factors" for a discussion of certain factors which prospective investors should consider prior to an investment in the Common Stock.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is ___________________________, 1995.

     No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Securityholder. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information contained herein since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                    ----------------------------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . .       2
Incorporation by Reference . . . . . . . . . . . . . . . . . . . . . . .     2-3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4-6
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
Selling Securityholders. . . . . . . . . . . . . . . . . . . . . . . . .     7-8
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .     8-9
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9

                    ----------------------------------------


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information as of particular dates concerning its directors and officers and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and Room 1400, 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration

Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, as amended by the Form 10-K/A No. 1 dated January 11, 1995 and Form 10-K/A No. 2 dated May 25, 1995.

     2. The Company's Quarterly Report Form 10-Q for the fiscal quarter ended December 31, 1994 as amended by Form 10-Q/A dated May 25, 1995.

     3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995.

     4. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares to which this Prospectus relates.

     5. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed October 6, 1986.

     6. The description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed December 20, 1990.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Stockholder Relations, CommNet Cellular Inc., 5990 Greenwood Plaza Blvd., Suite 300, Englewood, Colorado 80111.



                                   THE COMPANY

     The Company is engaged in the operation, management and financing of cellular telephone systems in which its affiliates hold an ownership interest. The Company was incorporated in Colorado in October 1983 and maintains its registered office and executive offices at Suite 300, 5990 Greenwood Plaza Boulevard, Englewood, Colorado 80111. Its telephone number is (303) 694-3234. References to the Company herein shall be deemed to refer to the Company and its consolidated subsidiaries, unless the context requires otherwise.
                                  RISK FACTORS

     In addition to the other information in this Prospectus and otherwise incorporated by reference herein, the following factors should be carefully considered in evaluating the Company and its business before purchasing the shares offered hereby.

     HIGHLY LEVERAGED FINANCIAL POSITION; DEBT SERVICE REQUIREMENTS. The Company is highly leveraged and has substantial debt service requirements. Interest expense was $21,339,000 for fiscal year 1994, $9,731,000 of which was payable on a cash basis. Based on current interest rates and projected average borrowing levels, the Company expects that interest expense for fiscal year 1995 will be approximately $29,565,000, of which $15,900,000 will be payable on a current basis in cash and the balance will constitute accretion on the Company's Senior Discount Notes. The credit agreements (collectively, the "Credit Agreements") between Cellular, Inc. Financial Corporation ("CIFC"), the Company's wholly-owned financing subsidiary, and CoBank, ACB ("CoBank") provide for the reborrowing of any loan repayments made to CoBank until the revolving commitments under the Credit Agreements terminate in December 1995. Upon such termination, amounts due under the Credit Agreements are converted into term loans requiring quarterly cash amortization payments through December 31, 2000. The Company's ability to meet its debt service requirements will require significant and sustained growth in cash flow by the Company and its affiliates. Historically, the Company has been able to make required interest payments on its indebtedness from borrowings under bank loans and from equity and debt financings. The Company will require continued access to such financing sources until such time as the Company generates sufficient positive cash flow from operations to service its debt and, to the extent that the Company's leverage increases, the Company's access to such financing sources may be curtailed or made more expensive. There can be no assurance that the Company will experience the necessary growth in cash flow or will be able to access the financing sources described above.

     OPERATING LOSSES AND NET LOSSES. The Company has experienced operating losses and net losses from inception. The accumulated deficit was $113,075,709 and $107,239,016 at March 31, 1995 and December 31, 1994, respectively. The Company anticipates that losses will continue over the next several years. Operating losses in fiscal years 1994, 1993 and 1992 were $5,669,000, $15,431,000 and $18,344,000, respectively (including depreciation, amortization and write-downs of switch assets related to an upgrade program of $15,767,000, $19,951,000 and $14,115,000, respectively), and net losses for the same periods were $16,751,000, $22,666,000 and $17,042,000. Operating losses for the three months ended December 31, 1994 and 1993 were $1,821,000 and $1,721,000, respectively (including depreciation and amortization of $3,974,000 and $3,027,000, respectively), and net losses for the same periods were

$6,438,000 and $4,713,000. There is no assurance that future operations will be profitable or generate positive operating income.

     HOLDING COMPANY STRUCTURE. A substantial portion of the Company's assets and operations are located in its subsidiaries and affiliates and, to that extent, the Company is effectively a holding company. The Company must rely on dividends, loan repayments and other intercompany cash flows from its subsidiaries and affiliates to generate the funds necessary to meet the Company's debt service obligations, including payment of principal and interest on the Notes. Claims of other creditors of the Company's subsidiaries and affiliates, including CoBank, tax authorities, trade creditors and creditors of those affiliates which have financing sources in addition to the Company, will generally have priority as to the assets of such subsidiaries and affiliates over the claims of the Company and the holders of certain indebtedness of the Company, including holders of the Notes.

     CREDIT AGREEMENT RESTRICTIONS. Pursuant to the terms of the Credit Agreements, any affiliate of the Company which borrows from CIFC is restricted from paying dividends or making loans or cash distributions to the Company until all loans from CIFC have been repaid by the affiliate. The Company has guaranteed the obligations of CIFC to CoBank and has granted CoBank a first security interest in all of the assets of the Company as security for such guaranty. The assets of affiliates which borrow funds from CIFC are pledged to CIFC which in turn assigns such pledges to CoBank. These pledged assets represent 4,464,000 pops of which 3,161,000 are included in net Company pops and 1,303,000 represent the ownership interest in affiliates attributable to parties other than the Company. The Credit Agreements require the Company to comply with financial ratios and working capital requirements as well as other covenants that may significantly restrict the Company's operational flexibility. At December 31, 1994, approximately $64,675,000 of borrowings were outstanding under the Credit Agreements.

     NATURE OF COMPANY'S OWNERSHIP OF LICENSES. Most of the Company's interests in cellular systems are owned through affiliates that are partners in limited partnerships which are the licensees for their respective systems. In those partnerships in which the Company's affiliate is a limited partner or is one of several general partners, certain decisions, such as the timing and amount of cash distributions and sale or liquidation of the partnership, may not be subject to a vote of the limited partners or may require a greater percentage vote than that owned by the Company's affiliate. In those partnerships that are not managed by the Company, the Company is dependent on the managing partner to meet the licensee's obligations under the FCC's rules and regulations. There can be no assurance that any partnership in which the Company holds an interest will make decisions on such matters which will be in the Company's best interest or that other partners' conduct and character will not adversely affect the continuing qualification of licensees in which the Company holds an interest.

     LIMITED OPERATING HISTORY; NEW INDUSTRY. Cellular operations within the network began in 1988 and, accordingly, the Company's operating history is limited. Moreover, its operations to date have concentrated on the acquisition of interests in cellular systems licenses and licensees and the construction and initial operation of cellular systems. A substantial majority of the cellular telephone systems in which the Company holds an interest have been operational for less than four years. While there are a substantial number of cellular telephone systems operating in the United States and in other countries, cellular telecommunications is a relatively new industry with a limited history. Moreover, most of the cellular systems in which the Company holds an interest are rural service area ("RSA") markets, which have an even more limited operating history than the larger Metropolitan Statistical Area ("MSA") markets. The future of the industry and the potential demand for cellular service by the public is uncertain, especially in RSA markets. Based on demographic factors, including population size and density, traffic patterns and other relevant market characteristics, the Company believes that successful commercial exploitation of the RSA and MSA markets in which the Company holds interests can be achieved. However, there can be no assurance that this will be the case.

     COMPETITION. A second cellular carrier now competes directly to attract and retain cellular customers and independent sales agents in each of the markets in which the Company holds an interest. Competition for customers between the two licensees in each market is principally on the basis of quality, service and price. Furthermore, competition may arise from other communications technologies that now exist, such as conventional mobile telephone service, enhanced specialized mobile radio systems ("ESMR"), personal communications services ("PCS") and paging services, and also may arise from other technologies being developed or to be developed in the future. There is no assurance that cellular technology will not become obsolete in the future.

     VALUE OF CELLULAR LICENSES DEPENDENT UPON SUCCESS OF OPERATIONS AND INDUSTRY. A substantial portion of the Company's assets consists of interests in entities holding cellular licenses, the value of which will depend significantly upon the success of the operations of such licensees and the growth of the industry generally. Although an active market for interests in cellular licenses currently exists and the Company believes that such a market will continue, there can be no assurance that this will be the case. Even if an active market does continue in the future, the values obtainable for interests in cellular licenses in such a market may be significantly lower than current values.

     REGULATORY CONSIDERATIONS. The licensing, construction, operation, sale and acquisition of cellular systems are regulated by the FCC. In addition, certain aspects of cellular operations, including but not limited to rates and resale of cellular services, may be subject to public utility regulation in the state in which the service is provided. The ongoing operations of the Company may require permits, licenses and other authorization from regulatory authorities (including but not limited to the FCC) not now held by the Company. In addition, licensing proceedings and applications for granting and transferring construction permits and operating licenses have been subject to substantial delays by the FCC. While the Company expects that it will receive requisite authorizations and approvals in the ordinary course of business, no assurance can be given that the applicable regulatory authority will grant such approvals in a timely manner, if at all. Moreover, changes in regulation, such as increased price regulation or deregulation of interconnection arrangements, could adversely affect the Company's financial condition and operating results. Under the FCC rules, licenses for cellular systems are generally issued for ten-year terms. Although a licensee may apply for renewal and, under certain circumstances, may be entitled to a renewal expectancy, renewal is not automatic. The Company's renewal applications may be subject to petitions to deny or competing applications. Therefore, no assurance can be given that any license will be renewed.

     HAND-HELD CELLULAR TELEPHONE HEALTH RISK ALLEGATIONS. There is now pending a legal proceeding (not involving the Company) in which a plaintiff claims that the use of a hand-held cellular telephone resulted in cancer. The suit alleges that the cancer is the result of near-field exposure to the radio frequency (RF) radiation inherent in the operation of most hand-held cellular telephones. Manufacturers of portable cellular telephones maintain that the normal use of their products does not expose users to health risks from RF radiation.
However, only a few studies have been conducted concerning the health risks associated with RF radiation in the frequency range utilized by cellular equipment, and none of those studies concerned near-field exposure. There can be no assurance that claims relating to these matters will not be made against the Company or that adverse findings concerning the use of hand-held telephones will not adversely effect the Company's business.

                                 USE OF PROCEEDS

     The Selling Securityholders will receive all of the net proceeds from the sale of the shares offered hereby. The Company will not receive any of the proceeds from the sale of such shares.

                             SELLING SECURITYHOLDERS

     The shares covered by this Prospectus are being offered by the Selling Securityholders identified in the table below. The following table sets forth certain information as of May 25, 1995, with respect to the Selling Securityholders and the shares offered hereby:

                                                      Number    Number of Shares
                                                    of Shares     Offered (1)
Name of Selling Securityholder                      Owned (1)
- --------------------------------------------------------------------------------
First Interstate Bank of Oregon, as Agent
for Oregon Equity Fund                                150,000          150,000
State of Delaware Retirement Plan                      33,333           33,333
The Northern Trust as Trustee for Nalco
Chemical Company Retirement Trust                      16,666           16,666
Joan B. Spears                                          1,666            1,666
Rockefeller Brothers Fund                              13,333           13,333
Clement C. Moore II                                     1,666            1,666
Saidye Rosner Bronfman Ava Trust                        1,666            1,666
The Turbo Trust                                         1,666            1,666
Joshua Associates                                       1,666            1,666
Crocodile Associates                                    1,666            1,666
Margaret D. Norris Trust                                6,666            6,666
Diana Ross IRA                                          1,666            1,666
SBSF Convertible Securities Fund                       40,000           40,000
Louis R. Benzak                                         1,666            1,666
River Branch Foundation                                 6,666            6,666
Cape Branch Foundation                                  5,000            5,000
Hilary Hale Trust                                       1,666            1,666
Linda Hoag Hale Trust - Pch                             1,666            1,666
Zellerbach Family Fund                                  5,000            5,000

Henry Babson Special Investments                        6,666            6,666
Parkland Equity Capital Fund I, L.P. Spe               10,000           10,000
Riverbank Associates                                    6,666            6,666
Estate of Richard B. Salomon                           13,333           13,333

- --------------------
(1) All shares are issuable upon conversion of the Company's 8.75% Convertible Senior Subordinated Notes due 2001 (the "Notes").

     The preceding table has been prepared based upon information furnished to the Company by or on behalf of the Selling Securityholders.

     Other than as a result of the ownership of the Notes or shares issuable upon conversion thereof, none of the Selling Securityholders listed above has had any material relationship with the Company within the past three years.

     Because the Selling Securityholders may offer all or some of the shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the Selling Securityholders after completion of this offering, no estimate can be given as to the number of shares that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The shares offered hereby may be sold from time to time to purchasers directly by any of the Selling Securityholders acting as principals for their own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Securityholders. Alternatively, any of the Selling Securityholders may from time to time offer the shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and/or the purchasers of the shares for whom they may act as agent. Each Selling Securityholder will be responsible for payment of any and all commissions to brokers which will be negotiated on an individual basis. To the extent required, the number of shares to be sold, the names of the Selling Securityholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the sale of the shares offered by the Selling Securityholders hereby will be the purchase price of such shares less any broker's commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares offered hereby may not simultaneously engage in market making activities with respect to the shares for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares by the Selling Securityholders.

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the shares described herein and may transfer, devise or gift such securities by other means not described herein.

     The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Amy M. Shapiro, Vice President, Secretary and General Counsel for the Company. As of May 25, 1995, Ms. Shapiro was the beneficial owner (for purposes of the Exchange Act) of 22,917 shares of the Company's Common Stock.

                                     EXPERTS

     The consolidated financial statements of the Company at September 30, 1994 and 1993 and for each of the three years in the period ended September 30, 1994, incorporated by reference in CommNet Cellular Inc.'s Annual Report (Form 10-K) as amended by Form 10-K/A No. 1 filed on January 11, 1995 and Form 10-K/A No. 2 filed May 25, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The estimated expenses to be paid by the Company in connection with the distribution of the securities being registered are as follows:

     Securities and Exchange Commission Fee . . . . . . . . . . . . $ 2,845.78
     *Accounting Fees and Expenses  . . . . . . . . . . . . . . . .   4,500.00
     *Legal Fees and Expenses . . . . . . . . . . . . . . . . . . .         --
     *Printing Expenses . . . . . . . . . . . . . . . . . . . . . .     500.00
     *Miscellaneous Expenses  . . . . . . . . . . . . . . . . . . .   2,154.22
                                                                    ----------
          Total . . . . . . . . . . . . . . . . . . . . . . . . . . $10,000.00
                                                                    ----------
                                                                    ----------

- --------------------

     *Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the Company's Articles of Incorporation provides in part:

          B. The Corporation shall, to the fullest extent permitted by applicable law, (i) indemnify, and (ii) advance litigation expenses prior to the final disposition of an action, to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or served any other enterprise as a director or officer at the request of the Corporation and such rights of indemnification and to advancement of litigation expenses shall also be applicable to the heirs, executors, administrators and legal representatives of such director or officer.

          C. The foregoing provisions of Article IX shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Article IX is in effect, and any repeal or modification hereof shall not affect the rights or obligations then or therefore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such stated facts.

          D. The foregoing rights to indemnification and to advancement of litigation expenses shall not be deemed exclusive of any other rights to which a director or officer or his or her legal representatives may be entitled apart from the provisions of this Article IX.


ITEM 16.  EXHIBITS.

     The following is a complete list of exhibits filed as a part of this Registration Statement and which are incorporated herein.



EXHIBIT NO.

     4.1     Specimen certificate representing Common Stock.
             Incorporated herein by reference to Exhibit 4.1 to the Company's registration statement on Form S-18, SEC File No. 33-2700.


     *5.1 Opinion of Amy M. Shapiro regarding legality of the securities covered by this Registration Statement.

     23.1 Consent of Amy M. Shapiro, general counsel for the Company (included in Exhibit 5.1)

     **23.2  Consent of Ernst & Young LLP, independent auditors.

     --------------------
     *  Previously filed.
     ** Filed herewith.


ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment to the Registration Statement of any of the securities being registered which remain unsold at the termination of this offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 25, 1995.

                                        COMMNET CELLULAR INC.

                                        By:  /s/ Arnold C. Pohs
                                             ----------------------------------
                                             Arnold C. Pohs, President


          Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


 SIGNATURE               TITLE                                     DATE
 ---------               -----                                     ----

 /s/ Arnold C. Pohs      Chairman of the Board, President          May 25, 1995
- ----------------------   and Chief Executive Officer
 Arnold C. Pohs          (Principal Executive Officer)


 /s/ Daniel P. Dwyer     Executive Vice President, Treasurer,      May 25, 1995
- ----------------------   Chief Financial Officer and Director
 Daniel P. Dwyer         (Principal Financial Officer)


/s/ Andrew J. Gardner    Senior Vice President and                 May 25, 1995
- ----------------------   Controller
Andrew J. Gardner        (Principal Accounting Officer)



         *               Director                                  May 25, 1995
- ----------------------
John E. Hayes, Jr.


         *               Director                                  May 25, 1995
- ----------------------
David E. Simmons

*/s/ Amy M. Shapiro, ATTORNEY-IN-FACT

                                  EXHIBIT INDEX


Exhibit No.                                                            Page No.
- -----------                                                            --------

     4.1     Specimen certificate representing Common Stock.
             Incorporated herein by reference to Exhibit 4.1 to the Company's registration statement on Form S-18, SEC File No. 33-2700.

     5.1 Opinion of Amy M. Shapiro regarding legality of the securities covered by this Registration Statement.

     23.1 Consent of Amy M. Shapiro, general counsel for the Company (included in Exhibit 5.1)

     23.2    Consent of Ernst & Young LLP, independent auditors.